Magellan Gold Arranges $900,000 in Bridge Loans for Purchase Option of Flotation Plant in Mexico

FOR IMMEDIATE RELEASE                   August 16, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce it has arranged $900,000 in irrevocable bridge loans in support of its option to purchase the SDA Mill located in the State of Nayarit, Mexico, from Rose Petroleum plc (AIM: ROSE) (“Rose”). The bridge loans are sufficient to complete the cash component of the purchase price and have the effect of extending the purchase option until closing of the transaction. As announced August 1, 2017, in order to extend the option, the Company had the obligation to secure the bridge loans on or before August 15, 2017. Total consideration for the purchase is US$1.5 million, consisting of $1.0 million in cash and $500,000 in Magellan stock, of which $100,000 in cash already has been paid.

“We are very pleased to have arranged the $900,000 in bridge loans, which greatly enhances the probability of a successful closing”, stated Pierce Carson, CEO. “Our strategy following closing will be to resume processing operations, build production and increase cash flow.

“A key objective will be to secure high-grade feed sources,” Carson continued. “The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.”

In order to extend the purchase option, Magellan also agreed to reimburse Rose for mill employee and maintenance costs of approximately $25,000 per month for August and September 2017. The August payment has been made, and the September payment is due by September 1, 2017.

Closing of the transaction is subject to satisfaction of a number of conditions, the most important of which include legal restructuring of Mexican ownership of the SDA Mill, Rose’s shareholder approval, and completion of the final definitive agreement. The parties are targeting closing to occur in October 2017, however there can be no assurance that the purchase of the mill will be completed.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Its normal operation is based on sales of flotation concentrates to smelters, and payment for precious metals content.  Milling activity currently is on hold pending the completion of the purchase transaction.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766